AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1997
                                                       REGISTRATION NO. 333-
===============================================================================
                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                        ----------------------

                               FORM S-6

               For Registration Under the Securities Act
               of 1933 of Securities of Unit Investment
                   Trusts Registered on Form N-8B-2
                   --------------------------------
p
A.    EXACT NAME OF TRUST:   Empire State Municipal Exempt Trust, Guaranteed
                             Series 137

B.    NAME OF DEPOSITORS:    Glickenhaus & Co.
                             Lebenthal & Co., Inc.

C.    COMPLETE ADDRESS OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:
           Glickenhaus & Co.                   Lebenthal & Co., Inc.
           6 East 43rd Street                  120 Broadway
           New York, New York 10017            New York, New York 10271

D.    NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE:
                                                      COPY OF COMMENTS TO:
 SETH M. GLICKENHAUS        JAMES A. LEBENTHAL        MICHAEL R. ROSELLA, Esq.
 Glickenhaus & Co.          Lebenthal & Co., Inc.     Battle Fowler LLP
 6 East 43rd Street         120 Broadway              75 East 55th Street
 New York, New York 10017   New York, New York 10271  New York, New York 10022
                                                      (212) 856-6858

E.    TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:
                330 Units of Empire State Municipal Exempt Trust,
              Guaranteed Series 137 are being registered under the
         Securities Act of 1933 and the Investment Company Act of 1940

F. PROPOSED MAXIMUM AGGREGATE OFFERING PRICE TO THE PUBLIC OF THE SECURITIES\ BEING REGISTERED:
                                    $330,000*

G. AMOUNT OF FILING FEE (computed at one-thirty-third of 1 percent of the proposed maximum aggregate offering price to the public):
                                      $100

H.    APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
             As soon as practicable after the effective date of the
                            Registration Statement.

/ / Check if it is proposed that this filing will become effective immediately upon filing pursuant to Rule 487.

-----------------
* Estimated solely for purposes of calculating filing fee.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THE EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================
316700.1

                         SUBJECT TO COMPLETION
                       ISSUE DATE: JUNE 30, 1997


                  EMPIRE STATE MUNICIPAL EXEMPT TRUST
                         GUARANTEED SERIES 137

         A final prospectus for a prior Guaranteed Series of Empire State Municipal Exempt Trust is hereby incorporated by reference and used as a preliminary prospectus for Guaranteed Series 137. Except as noted below the narrative information and structure of the final prospectus for this Series will be substantially the same as that of the attached final prospectus. Information with respect to pricing, the number of Units, dates and summary information regarding the characteristics of securities to be deposited in this Series is not now available and will be different because each Series has a unique portfolio. Accordingly, the information contained herein with regard to the previous Series should be considered as being included for informational purposes only. Ratings of the securities in this Series are expected to be comparable to those of the securities deposited in the previous Series. However, the estimated current return and estimated long term return for this Series will depend on the interest rates and offering prices of the securities in this Series and may vary materially from that of the previous Series. Investors should contact account executives of the underwriters who will be informed of the expected effective date of this Series and who will be supplied with complete information with respect to such Series on the day of and immediately prior to the effectiveness of the registration statement relating to Units of this Series.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


316852.1

      PART II--ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM A--BONDING ARRANGEMENTS

     The employees of Glickenhaus & Co. and Lebenthal & Co., Inc. are covered under Brokers' Blanket Policy, Standard Form 14, in the respective amounts of $5,000,000 and $10,000,000.

ITEM B--CONTENTS OF REGISTRATION STATEMENT

     This Registration Statement on Form S-6 comprises the following papers and documents:
          The facing sheet on Form S-6.
          The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Form S-6 Registration Statement of
          Empire State Municipal Exempt Trust Guaranteed Series 133).
          The Prospectus consisting of pages
          Undertakings.
          Signatures.
          Listed below are the names and registration numbers of previous series of Empire State Municipal Exempt Trust, the final prospectus of which, if properly supplemented, might be used as a preliminary prospectus for Empire State Municipal Exempt Trust Guaranteed Series 137. These final propsectuses are incorporated herein by reference:

             Empire State Municipal Exempt Trust, Guaranteed Series 136 (Registration No. 333-25147)
             Empire State Municipal Exempt Trust, Guaranteed Series 135 (Registration No. 333-25145)

          Written consents of the following persons:
            *Battle Fowler LLP (included in Exhibit 99..3.1)
            *BDO Seidman, LLP
            *Muller Data Corporation (included in Exhibit 99.5.1)

The following exhibits:

     *99.1.1  -- Reference Trust Agreement including certain Amendments to the
                 Trust Indenture and Agreement referred to under Exhibit
                 99.1.1.1 below.

     +9.1.1.1 -- Trust Indenture and Agreement dated December 18, 1990.

     99.1.3   -- Form of Agreement Among Underwriters and Selected Dealers
                 Agreement (filed as Exhibit 1.8 to Amendment No. 1 to Form S-6 Registration Statement No. 33-28268 of Empire State Municipal Exempt Trust, Guaranteed Series 49 on July 18, 1989, and incorporated herein by reference).

     +99.1.6  -- Restated Agreement of Limited Partnership of Glickenhaus & Co.
                 dated September 1, 1983.

     +99.1.6(a)-- Agreement of Amendment to Restated Agreement of Limited
                  Partnership of Glickenhaus & Co. dated January 24, 1984

     +99.1.6(b)-- Certificate of Amendment to Restated Agreement of Limited
                  Partnership of Glickenhaus & Co. dated January 24, 1984.

     +99.1.6(c)-- Agreement of Amendment to Restated Agreement of Limited
                  Partnership of Glickenhaus & Co. dated September 1, 1983.

     +9.1.6(d) -- Agreement of Amendment to Restated Agreement of Limited
                  Partnership of Glickenhaus & Co. dated February 12, 1986.

--------
*  To be filed by amendment.

+ Filed with Amendment No. 1 to Form S-6 Registration Statement No. 333-17307 of Empire State Municipal Exempt Trust, Guaranteed Series 134 on April 2, 1997 and incorporated herein by reference.

                                 II-i
316700.1

     +99.1.6(e)--  Agreement of Amendment to Restated Agreement of Limited
                   Partnership of Glickenhaus & Co. (fileddated January 19,
                   1992.

     99.1.6(f)  -- Agreement of Amendment to Restated Agreement of Limited
                   Partnership of Glickenhaus & Co. (filed as Exhibit 1.3(e) to Amendment No. 1 to Form S-6 Registration Statement No. 33-78036 of MINT Group 11 on May 3, 1994, and incorporated herein by reference).

     +99.1.6.1  -- Certificate of Incorporation of Lebenthal & Co., Inc. as
                   amended on October 23, 1981.

     +99.1.6.2  -- By-Laws of Lebenthal & Co., Inc.

     *99.1.7    -- Form of Insurance Policy obtained by the Trust.

     99.1.7(a)  -- Master Letter Agreement of Municipal Bond Investors Assurance
                   Corporation (filed as Exhibit 1.7(a) to Amendment No. 1 to Form S-6 Registration Statement No. 33-35124 of Empire State Municipal Exempt Trust, Guaranteed Series 59 on July 1, 1990, and incorporated herein by reference).

     99.1.7(b)  -- Form of Permanent Insurance Policy of Municipal Bond
                   Investors Assurance Corporation (filed as Exhibit 1.7.1 to Amendment No. 1 to Form S-6 Registration Statement No. 33-10860 of Empire State Municipal Exempt Trust, Guaranteed Series 31 on June 10, 1987, and incorporated herein by reference).

     +99.2.1    -- Form of Certificate.

     *99.3.1    -- Opinion of Battle Fowler LLP as to the of the
                   securities being registered.

     99.4.1     -- Information as to Partners of Glickenhaus & Co. (filed as
                   Exhibit 4.1 to Amendment No. 1 to Form S-6 Registration Statement No. 33-26577 of Empire State Municipal Exempt Trust, Guaranteed Series 46 on April 19, 1989, and incorporated herein by reference).

     99.4.2     -- Information as to Officers and Directors of Lebenthal & Co.,
                   Inc. (filed as Exhibit 4.2 to Amendment No. 1 to Form S-6 Registration Statement No. 33-22568 of Empire State Municipal Exempt Trust, Guaranteed Series 39 on August 9, 1988, and incorporated herein by reference).

     99.4.3     -- Affiliations of Sponsors with other
                   investment companies (filed as Exhibit 4.6
                   to Amendment No. 1 to Form S-6
                   Registration Statement No. 2-95041 of
                   Municipal Insured National Trust Series 1 on March 21, 1985, and incorporated herein by reference).

     99.4.4     -- Stockbrokers' Bond and Policy, Form B
                   for Glickenhaus & Co. (filed as Exhibit
                   4.7 to Form S-6 Registration Statement No.
                   2-95041 of Municipal Insured National
                   Trust Series 1 on December 21, 1984, and incorporated herein by reference).

     +99.4.5    -- Stockbrokers' Blanket Bond Policy, Standard Form No. 14 for
                   Lebenthal & Co., Inc. dated April 5, 1983.

     *99.5.1    -- Consent To Be Evaluator of Muller Data Corporation and
                   Affirmation Letter of Standard & Poor's Corporation.

     *99.5.2    -- Affirmation Letter of Moody's Investors Service.

     +99.6.1    -- Copies of Powers of Attorney of General Partners of
                   Glickenhaus & Co.

--------
*    To be filed by amendment.

+ Filed with Amendment No. 1 to Form S-6 Registration Statement No. 333-17307 of Empire State Municipal Exempt Trust, Guaranteed Series 134 on April 2, 1997 and incorporated herein by reference.

                                 II-ii
316700.1

     99.6.2     -- Copies of Powers of Attorney of Directors and certain
                   officers of Lebenthal & Co., Inc. (filed as Exhibit 6.2 to Amendment No. 1 to Form S-6 Registration Statement No. 33-55385 of Empire State Municipal Exempt Trust, Guaranteed Series 109 on November 2, 1994, and incorporated herein by reference).

     *27        -- Financial Data Schedule






--------
*    To be filed by amendment.

                                II-iii
316700.1

                           UNDERTAKING TO FILE REPORTS

              Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant, Empire State Municipal Exempt Trust, Guaranteed Series 137 has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 30th day of JUNE, 1997.

                                        EMPIRE STATE MUNICIPAL EXEMPT TRUST,
                                        GUARANTEED SERIES 137

                                        By:        GLICKENHAUS & CO.
                                           ------------------------------------
                                                       (Sponsor)

                                        By:        /S/ MICHAEL J. LYNCH
                                           ------------------------------------
                                           (Michael J. Lynch, Attorney-in-Fact)

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


NAME                                                    TITLE                             DATE
----                                                    -----                             ----


     ALFRED FEINMAN*                                    General Partner
      ------------------------------------
     (Alfred Feinman)

     SETH M. GLICKENHAUS*                               General Partner, Chief
      ------------------------------------
     (Seth M. Glickenhaus)                              Investment Officer

     *By: /S/ MICHAEL J. LYNCH                                                             June 30, 1997
      ------------------------------------
          (Michael J. Lynch, Attorney-in-Fact)



--------------------
* Executed copies of powers of attorney were filed as Exhibit 6.1 to Registration Statement No. 333-13707 on April 2, 1997.

                                 II-iv
316700.1

                      UNDERTAKING TO FILE REPORTS

               Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.


                              SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant, Empire State Municipal Exempt Trust, Guaranteed Series 137 has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York and State of New York on the 30th day of June, 1997.

                                       EMPIRE STATE MUNICIPAL EXEMPT TRUST,
                                       GUARANTEED SERIES 137

                                       By:        LEBENTHAL & CO., INC.
                                          --------------------------------------
                                                       (Sponsor)


                                       By:        /s/ D. WARREN KAUFMAN
                                          --------------------------------------
                                          (D. Warren Kaufman, Attorney-in-Fact)

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                           TITLE                                      DATE
----                                           -----                                      ----

      H. GERARD BISSINGER, II*                 Director
    ------------------------------
         (H. Gerard Bissinger, II)

      JEFFREY M. JAMES*                        Director
    ------------------------------
         (Jeffrey M. James)

      /s/ D. WARREN KAUFMAN*                   Director                                   June 30, 1997
    ------------------------------
         (D. Warren Kaufman)

      ALEXANDRA LEBENTHAL*                     Director, President
    ------------------------------
         (Alexandra Lebenthal)

      JAMES A. LEBENTHAL*                      Director, Chief Executive Officer
    ------------------------------
         (James A. Lebenthal)

      DUNCAN K. SMITH*                         Director
    ------------------------------
         (Duncan K. Smith)

*By:  /s/ D. WARREN KAUFMAN                                                               June 30, 1997
    ------------------------------
     (D. Warren Kaufman, Attorney-In-Fact)




--------
* An executed copy of the power of attorney was filed as Exhibit 6.2 to Amendment No. 1 to Registration Statement No. 33-55385 on November 2, 1994.

                                 II-v
316700.1